    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 1999
                                                  REGISTRATION NO. 333-      (1)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
             (Exact name of registrant as specified in its charter)

                        NEW YORK                                                 13-0871985
    (State or other jurisdiction of incorporation or
                     organization)                                (I.R.S. employer identification number)

                             ARMONK, NEW YORK 10504
                                 (914) 499-1900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             LAWRENCE R. RICCIARDI
                    SENIOR VICE PRESIDENT & GENERAL COUNSEL
                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                             ARMONK, NEW YORK 10504
                                 (914) 499-1900

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

  TITLE OF EACH CLASS OF                             PROPOSED MAXIMUM       PROPOSED MAXIMUM
     SECURITIES TO BE             AMOUNT TO           OFFERING PRICE            AGGREGATE              AMOUNT OF
        REGISTERED            BE REGISTERED(A)          PER UNIT(B)       OFFERING PRICE(A)(B)     REGISTRATION FEE
Debt Securities...........
Preferred Stock(c)........
Depositary Shares(c)......    $4,000,000,000(1)            100%             $4,000,000,000(1)         $1,112,000
Capital Stock(c)..........
Warrants..................

(a) Subject to Rule 462(b) under the Securities Act, in no event will the aggregate initial offering price of the securities issued under this Registration Statement (which includes securities issued hereunder pursuant to Rule 429 under the Securities Act) exceed $5,115,000,000, or if any securities are issued in any foreign currency units, the U.S. dollar equivalent of $5,115,000,000. For Debt Securities issued with an original issue discount, the amount to be registered is calculated as the initial accreted value of such Debt Securities.

(b) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).

(c) In addition to any Preferred Stock, Depositary Shares or Capital Stock that may be issued directly under this Registration Statement, there are being registered hereunder an indeterminate number of shares of Preferred Stock, Depositary Shares or Capital Stock as may be issued upon conversion or exchange of Debt Securities, Preferred Stock or Depositary Shares, as the case may be. No separate consideration will be received for any shares of Preferred Stock, Depositary Shares or Capital Stock so issued upon conversion or exchange.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
                         ------------------------------

(1) PURSUANT TO RULE 429 OF THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO $1,115,000,000 OF SECURITIES PREVIOUSLY REGISTERED UNDER THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-40669). THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 WITH RESPECT TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-40669).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     SUBJECT TO COMPLETION JANUARY 13, 1999

PROSPECTUS

                    INTERNATIONAL BUSINESS MACHINES CORPORATION
                                New Orchard Road
                             Armonk, New York 10504
                                 (914) 499-1900
                                 $5,115,000,000

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                 CAPITAL STOCK
                                    WARRANTS

                              -------------------

   WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS
                                  PROSPECTUS.

YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

                              -------------------

    These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is         , 1999.

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                    SUMMARY

    This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together these documents will give the specific terms of the securities we are offering. You should also read the documents we have referred you to in "Where You Can Find More Information" below for information on our company and our financial statements. Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

THE SECURITIES WE MAY OFFER

    This prospectus is part of a registration statement (No. 333-   ) (the
"Registration Statement") that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to $5,115,000,000 of any of the following securities, either separately or in units: DEBT, PREFERRED STOCK, DEPOSITARY SHARES, CAPITAL STOCK AND WARRANTS. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

DEBT SECURITIES

    We may offer unsecured general obligations of our company, which may be senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities"). The Senior Debt Securities and the Subordinated Debt Securities are together referred to in this prospectus as the "Debt Securities". The Senior Debt Securities will have the same rank as all of our other unsecured, unsubordinated debt. The Subordinated Debt Securities will be entitled to payment only after payment on our Senior Indebtedness (as described below). In addition, the Subordinated Debt Securities will be effectively subordinated to creditors (including trade creditors) and preferred stockholders of our subsidiaries.

    The Senior Debt Securities will be issued under an indenture between us and The Chase Manhattan Bank, as the trustee. The Subordinated Debt Securities will be issued under an indenture between us and the trustee we name in the prospectus supplement. We have summarized certain general features of the Debt Securities from the indentures. We encourage you to read the indentures (which are exhibits to the Registration Statement) and our recent periodic and current reports that we file with the SEC. Directions on how you can get copies of these reports are provided under "Where You Can Find More Information" below.

GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT
  SECURITIES

    Neither indenture limits the amount of debt that we may issue. In addition, except for certain restrictions on secured indebtedness and sale and leaseback transactions in the indenture relating to the Senior Debt Securities, neither indenture provides holders any protection should there be a highly leveraged transaction, recapitalization or restructuring involving our company.

    The indentures allow us to merge or consolidate with another company, or to sell all or substantially all of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the Debt Securities, and we will be released from all liabilities and obligations.

    The indentures provide that holders of a majority of the total principal amount of outstanding Debt Securities of any series may vote to change certain of our obligations or certain of your rights concerning the Debt Securities of that series. However, to change the amount or timing of principal, interest or other payments under the Debt Securities, every holder in the series must consent.

    If we satisfy certain conditions in the indenture relating to the Senior Debt Securities, we may discharge that indenture at any time by depositing with the trustee sufficient funds or government obligations to pay the Senior Debt Securities when due.

    EVENTS OF DEFAULT. Each indenture provides that the following are events of default:

-  If we do not pay interest for 30 days after its due date.

-  If we do not pay principal or premium when due.

-  If we do not make any sinking fund for 30 days after its due date.

-  If we continue to breach a covenant for 90 days after notice.

-  If a certain bankruptcy or insolvency event occurs.

    If an Event of Default occurs with respect to any series of Debt Securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SENIOR DEBT SECURITIES

    The indenture relating to the Senior Debt Securities contains covenants restricting our ability to incur secured indebtedness and enter into sale and leaseback transactions under certain specific conditions described below under "Senior Debt Securities".

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SUBORDINATED DEBT SECURITIES

    The Subordinated Debt Securities will be subordinated to all "Senior Indebtedness", which includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not superior to, or to have the same rank as, the Subordinated Debt Securities. In addition, claims of our subsidiaries' creditors and preferred stockholders generally will have priority with respect to the subsidiaries' assets and earnings over the claims of our creditors, including holders of the Subordinated Debt Securities, even though those obligations may not constitute Senior Indebtedness. The Subordinated Debt Securities, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders of our subsidiaries.

PREFERRED STOCK AND DEPOSITARY SHARES

    We may issue our preferred stock, par value $0.01 per share, in one or more series (the series being offered are referred to as "Preferred Stock"). Our Board of Directors will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional shares of Preferred Stock that will be represented by Depositary Shares and Depositary Receipts.

CAPITAL STOCK

    We may issue our capital stock, par value $0.50 per share (the "Capital Stock"). Holders of Capital Stock are entitled to receive dividends when declared by the Board of Directors (subject to rights of preferred stockholders). Each holder of Capital Stock is entitled to one vote per share. The holders of Capital Stock have no preemptive rights or cumulative voting rights.

WARRANTS

    We may issue warrants for the purchase of Debt Securities, Preferred Stock or Capital Stock. We may issue warrants independently or together with other securities.

 RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

    The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are as follows:

                              NINE MONTHS
                                 ENDED
                             SEPTEMBER 30,
                                                                      YEAR ENDED DECEMBER 31,
                              -----------                        --------------------------------
                           1998         1997         1997         1996         1995         1994         1993
                           -----        -----        -----        -----        -----        -----        -----
Ratio of earnings to
  fixed charges.......         4.8          5.1          5.4          5.3          5.0          3.1           (a)
Ratio of earnings to
  combined fixed
  charges and
  preferred stock
  dividends...........         4.7          5.0          5.4          5.3          4.9          2.9           (a)

------------------------

(a) No ratios are shown for 1993 as earnings were not sufficient to cover fixed charges and combined fixed charges and preferred stock dividends. As a result of the net loss incurred for the year ended December 31, 1993, earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $8,478 million and $8,525 million, respectively.

    The ratio of earnings to fixed charges is computed by dividing earnings, which includes income before taxes (excluding the cumulative and transition effects of accounting changes) and fixed charges, by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and dividends on preferred stock. For purposes of calculating this ratio, the preferred stock dividend requirements were assumed to be equal to the pre-tax earnings that would be required to cover such dividend requirements based on our effective income tax rates for the respective periods. "Fixed charges" consist of interest on debt and a portion of rentals determined to be representative of interest.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

i.  Annual Report on Form 10-K for the year ended December 31, 1997;

ii. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

iii. Current Reports on Form 8-K, filed on January 8, 1998, January 22, 1998, April 22, 1998, July 21, 1998, October 21, 1998 and December 16, 1998.

    You may request a copy of these filings at no cost, by writing to or telephoning our transfer agent at the following address:

First Chicago Trust Company of New York
Mail Suite 4688
P.O. Box 2530
Jersey City, New Jersey 07303-2530
(201) 324-0405

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                  THE COMPANY

    IBM develops, manufactures and sells advanced information processing products, including computers and microelectronic technology, software, networking systems and information technology-related services. We offer value through our North America, Europe/ Middle East/Africa, Latin America, Asia/Pacific, Global Services and Worldwide Client Server Computing business units, by providing comprehensive and competitive product choices.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of preferred stock, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

                       DESCRIPTION OF THE DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms that may apply to the Debt Securities. The particular terms of any Debt Securities will be described in the prospectus supplement relating to those Debt Securities.

    The Debt Securities will be either our senior debt securities (the "Senior Debt Securities") or our subordinated debt securities (the "Subordinated Debt Securities"). The Senior Debt Securities will be issued under an Indenture dated as of October 1, 1993, as supplemented on December 15, 1995 (the "Senior Indenture"), between us and The Chase Manhattan Bank, as Trustee. The Subordinated Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be entered into between us and the Trustee named in a prospectus supplement. The Senior Indenture and the Subordinated Indenture are together called the "Indentures".

    The following summary of certain provisions of the Indentures is not complete. You should refer to the Indentures, copies of which are exhibits to the registration statement of which this prospectus is a part (Registration
Statement File No. 333-      ; the "Registration Statement"). Section references
below are to the section in the applicable Indenture. Capitalized terms have the meanings assigned to them in the applicable Indenture. The referenced sections of the Indentures and the definitions of capitalized terms are incorporated by reference.

GENERAL

    Neither Indenture limits the amount of Debt Securities that we may issue. Each Indenture provides that Debt Securities may be issued up to the principal amount authorized by us from time to time. The Senior Debt Securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The Subordinated Debt Securities will be unsecured and will be subordinated and junior to all Senior Indebtedness (as defined below under "Subordinated Debt Securities--Subordination").

    The Debt Securities may be issued in one or more separate series of Senior Debt Securities and/or Subordinated Debt Securities. The prospectus supplement relating to the particular series of Debt Securities being offered will specify the particular amounts, prices and terms of those Debt Securities. These terms may include:

     i. the title of the Debt Securities;

     ii. any limit upon the aggregate principal amount of the Debt Securities;

    iii. the date or dates, or the method of determining the dates, on which the Debt Securities will mature;

     iv. the interest rate or rates of the Debt Securities, or the method of determining those rates, the interest payment dates and, for Registered Debt Securities, the Regular Record Dates;

     v. the places where payments may be made on the Debt Securities;

     vi. any mandatory or optional redemption provisions applicable to the Debt Securities;

    vii. any sinking fund or analogous provisions applicable to the Debt Securities;

   viii. any conversion or exchange provisions applicable to the Debt
         Securities;

     ix. any terms for the attachment to the Debt Securities of warrants, options or other rights to purchase or sell our securities;

     x. the portion of principal amount of the Debt Security payable upon acceleration of maturity if other than the principal amount of such Debt Securities;

     xi. any deletions of, or changes or additions to, the Events of Default or covenants applicable to the Debt Securities;

    xii. if other than U.S. dollars, the currency or currencies, including European Currency Units, the euro and other composite currencies, in which payments on the Debt Securities will be payable (which currencies may be different for principal, premium and interest payments) and whether the holder may elect payment to be made in a different currency;

   xiii. the method of determining the amount of any payments on the Debt Securities which are linked to an index;

    xiv. whether the Debt Securities will be issued in fully registered form without coupons ("Registered Debt Securities") or in bearer form, with or without coupons ("Bearer Debt Securities"), or any combination of these, and whether they will be issued in the form of one or more global securities (each a "Global Debt Security") in temporary or definitive form;

    xv. any terms relating to the delivery of the Debt Securities if they are to be issued upon the exercise of warrants;

    xvi. whether and on what terms we will pay additional amounts to holders of the Debt Securities that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the Debt Securities rather than pay the additional amounts; and

   xvii. any other specific terms of the Debt Securities.

    (Sections 202 and 301)

    Unless otherwise specified in the applicable prospectus supplement, (x) the Debt Securities will be Registered Debt Securities and (y) Debt Securities denominated in U.S. dollars will be issued, in the case of Registered Debt Securities, in denominations of $1,000 or an integral multiple of $1000 and, in the case of Bearer Debt Securities, in denominations of $5,000. Debt Securities may bear legends required by United States Federal tax law and regulations. (Section 401)

    If any of the Debt Securities are sold for any foreign currency or currency unit or if any payments on the Debt Securities is payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currency or currency unit.

    Some of the Debt Securities may be issued as original issue discount Debt Securities (the "Original Issue Discount Securities"). Original Issue Discount Securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to Original Issue Discount Securities or relating to certain other kinds of Debt Securities that may be offered, including

Debt Securities linked to an index or payable in currencies other than U.S. dollars.

EXCHANGE, REGISTRATION AND TRANSFER

    Debt Securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by us for such purposes, without the payment of any service charge, except for any tax or governmental charge. (Section 404) The designated security registrar in the United States for the Senior Debt Securities is The Chase Manhattan Bank located at 450 West 33rd Street, New York, New York 10001. The security registrar for the Subordinated Debt Securities will be designated in the applicable prospectus supplement.

    If Debt Securities are issuable as both Registered Debt Securities and Bearer Debt Securities, the Bearer Debt Securities (with outstanding coupons, except as provided below) will be exchangeable for Registered Debt Securities. If a Bearer Debt Security with related coupons is surrendered in exchange for a Registered Debt Security between a record date and the date set for the payment of interest, the Bearer Debt Security will be surrendered without the coupon relating to that interest payment and that payment will be made only to the holder of the coupon when due.

    In the event of any redemption in part of any series of Debt Securities, we will not be required to:

     i. issue, register the transfer of, or exchange, Debt Securities of any series between the opening of business 15 Business Days before any selection of Debt Securities of that series to be redeemed and the close of business on:

        a. if Debt Securities of the series are issuable only as Registered Debt Securities, the day of mailing of the relevant notice of redemption, and

        b. if Debt Securities of the series are issuable as Bearer Debt Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Debt Securities and there is no publication, the day of mailing of the relevant notice of redemption;

     ii. register the transfer of, or exchange, any Registered Debt Security selected for redemption, in whole or in part, except the unredeemed portion of any Registered Debt Security being redeemed in part; or

    iii. exchange any Bearer Debt Security selected for redemption, except to exchange it for a Registered Debt Security which is simultaneously surrendered for redemption. (Section 404)

PAYMENT AND PAYING AGENT

    We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. Payment of interest on fully registered securities may be made by check mailed to the persons in whose names the Debt Securities are registered on days specified in the Indentures or any prospectus supplement. (Sections 406 and 410)

    We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is US dollars and payment outside of the United States is illegal or effectively precluded. (Sections 410 and 1102) If any amount payable on any Debt Security or coupon remains unclaimed at the end of two years after such amount became due and payable, the Paying Agent will release any unclaimed amounts to us, and the holder of the Debt Security or coupon will look only to us for payment. (Section
1103)

    The designated paying agent in the United States for the Senior Debt Securities is The Chase Manhattan Bank located at 450 West 33rd Street, New York, New York 10001. The paying agent for the Subordinated Debt Securities will be designated in the applicable prospectus supplement.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. Global Debt Securities may be issued in either registered or bearer form and in either temporary or definitive form. All Global Debt Securities in bearer form will be deposited with a depositary outside of the United States (a "Common Depositary"). We will describe the specific terms of the depositary arrangement with respect to a series of Debt Securities in the applicable prospectus supplement.

    Other than with respect to payments, we may treat a person having a beneficial interest in a definitive Global Debt Security as the holder of the principal amount of Outstanding Debt Securities represented by the definitive Global Debt Security as specified in a written statement delivered to the Trustee by the holder of the definitive Global Debt Security, or, in the case of a definitive Global Debt Security in bearer form, by Euro-clear or Cedel Bank (as defined below). (Section 411) Neither we, the Trustee nor any of our respective agents will be responsible for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 411) We anticipate that the following provisions will apply to all depositary arrangements with a depositary.

TEMPORARY GLOBAL SECURITIES

    All or any portion of the Debt Securities of a series that are issuable as Bearer Debt Securities initially may be represented by one or more temporary Global Debt Securities, without interest coupons, to be deposited with a Common Depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euro-clear System ("Euro-clear"), and Cedel Bank, societe anonyme ("Cedel Bank") for credit to the accounts of the beneficial owners of the Debt Securities (or to such other accounts as they may direct). On and after an exchange date provided in the applicable prospectus supplement, each temporary Global Debt Security will be exchangeable for definitive Debt Securities in bearer form, registered form, definitive global bearer form or any combination thereof, as specified in the prospectus supplement. No Bearer Debt Security delivered in exchange for a portion of a temporary Global Debt Security will be mailed or delivered to any location in the United States. (Sections 402 and 403)

    Interest on a temporary Global Debt Security will be paid to Euro-clear and/or Cedel Bank with respect to the portion held for its account only after they deliver to the Trustee a certificate which states that such portion:

     i. is not beneficially owned by a United States person,

     ii. has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States, or

    iii. if a beneficial interest has been acquired by a United States person,
         (a) that such person is a financial institution (as defined in the Internal Revenue Code of 1986, as amended (the "Code")), purchasing for its own account or has acquired the Debt Security through a financial institution and (b) that the Debt Securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder and that it did not purchase for resale inside the United States.

    The certificate must be based on statements provided by the beneficial owners of interests in the temporary Global Debt Security. Each of Euro-clear and Cedel Bank will credit the interest received by it to the accounts of the beneficial owners of the Debt Security (or to such other accounts as they may direct). (Section 403)

    "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust with income subject to United States Federal income taxation regardless of its source.

DEFINITIVE GLOBAL SECURITIES

    BEARER SECURITIES. The applicable prospectus supplement will describe the exchange provisions, if any, of Debt Securities issuable in definitive global bearer form. We will not deliver any Bearer Debt Securities delivered in exchange for a portion of a definitive Global Debt Security to any location in the United States. (Section 404)

    U.S. BOOK-ENTRY SECURITIES. Debt Securities of a series represented by a definitive global Registered Debt Security and deposited with or on behalf of a depositary in the United States ("U.S. Book-Entry Debt Securities") will be represented by a definitive Global Debt Security registered in the name of the depositary or its nominee. Upon the issuance of a Global Debt Security and the deposit of the Global Debt Security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that Global Debt Security to the accounts of institutions that have accounts with such depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents for the sale of such U.S. Book-Entry Debt Securities or by us, if such Debt Securities are offered and sold directly by us.

    Ownership of U.S. Book-Entry Debt Securities will be limited to participants or persons that may hold interests through participants. In addition, ownership of U.S. Book-Entry Debt Securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for the definitive Global Debt Security or by participants or persons that hold through participants.

    So long as the depositary, or its nominee, is the registered owner of such Global Debt Security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the U.S. Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Payment of principal of, and premium and interest, if any, on, U.S. Book-Entry Debt Securities will be made to the depositary or its nominee as the registered owner or the holder of the Global Debt Security representing such U.S. Book-Entry Debt Securities. Owners of U.S. Book-Entry Debt Securities:

-  will not be entitled to have such Debt Securities registered in their names,

- will not be entitled to receive physical delivery of the Debt Securities in definitive form and

- will not be considered the owners or holders of those Debt Securities under the Indenture.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws impair the ability to purchase or transfer U.S. Book-Entry Debt Securities.

    We expect that the depositary for U.S. Book-Entry Debt Securities of a series, upon receipt of any payment of principal of, or premium or interest, if any, on, the related definitive Global Debt Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debt Security as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in such Global Debt Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of those participants.

CERTAIN COVENANTS OF THE COMPANY

    LIMITATION ON MERGER, CONSOLIDATION AND CERTAIN SALES OF ASSETS. We may, without the consent of the holders of the Debt Securities, merge into or consolidate with any other corporation, or convey or transfer all or substantially all of our properties and assets to another person provided that:

     i. the successor is a U.S. corporation;

     ii. the successor assumes on the same terms and conditions all the obligations under the Debt Securities and the Indentures; and

    iii. immediately after giving effect to the transaction, there is no default under the applicable Indenture. (Section 901)

    The remaining or acquiring corporation will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indenture. (Section 902)

    EVENT RISK. Except for the restrictions on Secured Indebtedness and Sale and Leaseback Transactions described below under "Senior Debt Securities," neither Indenture limits our ability to enter into a highly leveraged transaction or provides special protection to holders of Debt Securities in the event of such a transaction.

SATISFACTION AND DISCHARGE; DEFEASANCE

    We may be discharged from our obligations on the Debt Securities of any series that have matured or will mature or be redeemed within one year if we deposit with the Trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the Debt Securities and comply with certain other conditions set forth in the applicable Indenture. (Section 501)

    Each Indenture contains a provision that permits us to elect (i) to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of Debt Securities then outstanding ("defeasance") and/or (ii) to be released from our obligations under certain covenants and from the consequences of an event of default resulting from a breach of those covenants or a cross-default ("covenant defeasance"). To make either of the above elections, we must deposit in trust with the Trustee money and/or U.S. Government Obligations, if the Debt Securities are denominated in U.S. dollars, and/or Foreign Government Securities if the Debt Securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient money, without reinvestment, to repay in full those Senior Debt Securities. As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel that the holders of the Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance. (Section 503)

    If either of the above events occur, the holders of the Debt Securities of the series will not be entitled to the benefits of the Indenture, except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities. (Sections 501 and 503)

EVENTS OF DEFAULT, NOTICE AND WAIVER

    If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 25% in principal amount of the Debt Securities of the series may declare the entire principal amount of all the Debt Securities of that series to be due and payable immediately. Subject to certain conditions, the declaration may be annulled and past defaults (except uncured payment defaults and certain other specified defaults) may be waived by the holders of a majority of the principal amount of the Debt Securities of that series. (Sections 602 and 613)

    Each Indenture defines an Event of Default with respect to any series of Debt Securities as one or more of the following events:

     i. failure to pay interest on any Debt Security of the series for 30 days when due;

     ii. failure to pay the principal or any premium on any Debt Securities of the series when due;

    iii. failure to make any sinking fund payment for 30 days when due;

     iv. failure to perform any other covenant in the Debt Securities of such series or in the applicable Indenture with respect to Debt Securities of such series for 90 days after being given notice; and

     v. certain events of bankruptcy, insolvency and reorganization.

    An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under an Indenture. (Section 601)

    Each Indenture requires the Trustee to, within 90 days after the occurrence of a default known to it with respect to any outstanding series of Debt Securities, give the holders of that series notice of the default if uncured or not waived. However, the Trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the Trustee may not withhold this notice in the case of a payment default. The term "default" for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to Debt Securities of that series. (Section 702)

    Other than the duty to act with the required standard of care during an Event of Default, a Trustee is not obligated to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders of Debt Securities, unless the holders have offered to the Trustee reasonable indemnification. (Section 703) Each Indenture provides that the holders of a majority in principal amount of outstanding Debt Securities of any series may in certain circumstances direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee. (Section 612)

    Each Senior Indenture includes a covenant that we will file annually with the Trustee a certificate of no default, or specifying any default that exists. (Section 1106)

MODIFICATION OF THE INDENTURES

    We and the Trustee may modify the Indentures without the consent of the holders for limited purposes, including adding to our covenants or Events of Default, establishing forms or terms of Debt Securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect. (Section 1001)

    We and the Trustee may make modifications and amendments to each Indenture with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of all affected series. However, without the consent of each affected holder, no modification may:

     i. change the Stated Maturity of any Debt Security;

     ii. reduce the principal, premium (if any) or rate of interest on any Debt Security;

    iii. change any place of payment or the currency in which any Debt Security is payable;

     iv. impair the right to enforce any payment after the Stated Maturity or Redemption Date;

     v. adversely affect the terms of any conversion right;

     vi. reduce the percentage of holders of outstanding Debt Securities of any series required to consent to any modification, amendment or waiver under the Indenture;

    vii. change any of our obligations, with respect to outstanding Debt Securities of a series, to maintain an office or agency in the places and for the purposes specified in the Indenture for such series; or

   viii. change the provisions in the Indenture that relate to its modification or amendment.

    (Section 1002)

MEETINGS

    The Indentures contain provisions for convening meetings of the holders of Debt Securities of a series. (Section 1401) A meeting may be called at any time by the Trustee and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1402) Persons holding a majority in principal amount of the outstanding Debt Securities of a series will constitute a quorum at a meeting. A meeting called by us or the Trustee that did not have a quorum may be adjourned for not less than 10 days, and if there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days. Except for any consent which must be given by the holders of each Debt Security affected by certain modifications or amendments of the Indenture (which we have described above under "Modification of the Indentures"), any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series. But any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is equal to or less than a majority, in principal amount of outstanding Debt Securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series and the related coupons. However, the Indentures provide that if any action is taken with respect to any consent, waiver or other action which the Indentures expressly provide may be given by the holders of a specified percentage of outstanding Debt Securities of all series affected by the modification or amendment (acting as one class), only the principal amount of outstanding Debt Securities of any series represented at a meeting at which a quorum is present and voting in favor of such action will be counted for purposes of calculating the aggregate principal amount of outstanding Debt Securities of all series affected by the modification or amendment favoring such action. (Section 1404)

NOTICES

    In most instances, notices to holders of Bearer Debt Securities will be given by publication at least once in a daily newspaper in The City of New York and in London and in such other city or cities as may be specified in such Bearer Debt Securities and will be mailed to such persons whose names and addresses were previously filed with the applicable Trustee, within the time prescribed for the giving of such notice. Notice to holders of Registered Debt Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (Section 106)

TITLE

    Title to any Bearer Debt Securities and any related coupons will pass by delivery. We, the Trustee and any agent of ours or the Trustee may treat the holder of any Bearer Debt Security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any Registered Debt Security (including Registered Debt Securities in global registered form), as the absolute owner of that Security (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 407)

REPLACEMENT OF SECURITIES COUPONS

    Debt Securities or coupons that have been mutilated will be replaced by us at the expense of the holder upon surrender of such mutilated Debt Security or coupon to the security registrar.

Debt Securities or coupons that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the security registrar of evidence of its destruction, loss or theft satisfactory to us and the security registrar. In the case of a destroyed, lost or stolen Debt Security or coupon, the holder of the Debt Security or coupon may be required to indemnify the security registrar and us before a replacement Debt Security will be issued. (Section 405)

GOVERNING LAW

    The Indentures, the Debt Securities and the coupons will be governed by, and construed under, the laws of the State of New York.

CONCERNING THE TRUSTEES

    We may from time to time maintain lines of credit, and have other customary banking relationships, with the Senior Trustee or the Subordinated Trustee.

SENIOR DEBT SECURITIES

    The Senior Debt Securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated debt.

    CERTAIN COVENANTS IN THE SENIOR INDENTURE

    LIMITATION ON SECURED INDEBTEDNESS. We will not, and will not permit any Restricted Subsidiary to, create, assume, incur or guarantee any Secured Indebtedness without securing the Senior Debt Securities equally and ratably with, or prior to, such Secured Indebtedness unless (i) the aggregate amount of all Secured Indebtedness that the Senior Debt Securities are not secured equally and ratably with and (ii) the discounted present value of all net rentals payable under leases entered into in connection with Sale and Leaseback Transactions (as defined below) entered into after July 15, 1985 (except those leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary) would not exceed 10% of Consolidated Net Tangible Assets. (Section 1104 of Senior Indenture)

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. We will not, and will not permit any Restricted Subsidiary to, enter any lease longer than three years (except leases of newly acquired, improved or constructed property) covering any of our Principal Property or any Restricted Subsidiary that is sold to any other person in connection with such lease (a "Sale and Leaseback Transaction"), unless either;

    a. the sum of (i) the discounted present value of all net rentals payable under all such leases entered into after July 15, 1985 (except those leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary) and (ii) the aggregate amount of all Secured Indebtedness that the Senior Debt Securities are not secured equally and ratably with does not exceed 10% of Consolidated Net Tangible Assets, or

    b. an amount equal to the greater of (x) the net proceeds to us or a Restricted Subsidiary from such sale and (y) the discounted present value of all net rentals payable thereunder, is applied within 180 days to the retirement of our long-term debt or a such debt of a Restricted Subsidiary (other than such debt which is subordinated to the Senior Debt Securities or which is owing to us or a Restricted Subsidiary). (Section 1105 of Senior Indenture)

    The holders of a majority in principal amount of all affected series of outstanding Debt Securities may waive compliance with each of the above covenants. (Section 1107 of Senior Indenture)

    CERTAIN DEFINITIONS.

    "Secured Indebtedness" will mean our indebtedness or indebtedness of a Restricted Subsidiary for borrowed money secured by any lien upon (or in respect of any conditional sale or other title retention agreement covering) any Principal Property or any stock or indebtedness of a Restricted Subsidiary, but excluding from such definition all indebtedness:

     i. outstanding on July 15, 1985, secured by liens (or arising from conditional sale or other title retention agreements) existing on that date;

     ii. incurred after July 15, 1985 to finance the acquisition, improvement or construction of property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction or arising from conditional sale or other title retention agreements;

    iii. secured by liens on Principal Property or on the stock or indebtedness of Restricted Subsidiaries, and, in either case, existing at the time of acquisition thereof;

     iv. owing to us or any Restricted Subsidiary;

     v. secured by liens (or conditional sale or other title retention devices) existing at the time a corporation became or becomes a Restricted Subsidiary in the case of a corporation which shall have become or becomes a Restricted Subsidiary after July 15, 1985;

     vi. arising from any Sale and Leaseback Transaction;

    vii. incurred to finance the acquisition or construction of property secured by liens in favor of any country or any political subdivision thereof; and

   viii. constituting any replacement, extension or renewal of any such indebtedness (to the extent such indebtedness is not increased).

    "Principal Property" will mean land, land improvements, buildings and associated factory, laboratory and office equipment (excluding all products that is marketed by us or any or our subsidiaries) constituting a manufacturing, development, warehouse, service or office facility owned by or leased to us or a Restricted Subsidiary, located within the United States and having an acquisition cost plus capitalized improvements in excess of 0.15% of Consolidated Net Tangible Assets as of the date of such determination, other than any such property financed through the issuance of tax-exempt governmental obligations, or which the Board of Directors determines is not of material importance to us and our Restricted Subsidiaries taken as a whole, or in which the interest of us and all of our subsidiaries does not exceed 50%.

    "Consolidated Net Tangible Assets" will mean the total assets of us and our subsidiaries, less current liabilities and certain intangible assets (not including program products).

    "Restricted Subsidiary" will mean:

     i. any of our subsidiaries which has substantially all its property in the United States, which owns or is a lessee of any Principal Property and in which our investment and the investment of our subsidiaries exceeds 0.15% of Consolidated Net Tangible Assets as of the date of such determination, other than certain financing subsidiaries and subsidiaries formed or acquired after July 15, 1985 for the purpose of acquiring the stock, business or assets of another person and that have not and do not acquire all or any substantial part of our business or assets or the business or assets of any Restricted Subsidiary; and

     ii. any other subsidiary the Board of Directors may designate as a Restricted Subsidiary.

    (Section 101 of Senior Indenture)

SUBORDINATED DEBT SECURITIES

    The Subordinated Debt Securities will be unsecured. The Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness. (Section 1501 of Subordinated Indenture) In addition, claims of creditors of our subsidiaries, including trade creditors, secured creditors and creditors holding guarantees issued by our subsidiaries, and claims of preferred stockholders of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Subordinated Debt Securities, even though such obligations may not constitute Senior Indebtedness. The Subordinated Debt Securities, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders of our subsidiaries.

    The Subordinated Indenture defines "Senior Indebtedness" to mean the principal of, premium, if any, and interest on, (i) all indebtedness for money borrowed by us (including all indebtedness of another person for money borrowed that we guarantee) other than the Subordinated Debt Securities, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, unless such indebtedness expressly states to have the same rank as the Subordinated Debt Securities or to rank junior to the Subordinated Debt Securities; and (ii) any deferrals, renewals or extensions of any such Senior Indebtedness, except that Senior Indebtedness will not include:

     i. any of our obligations to our subsidiaries;

     ii. any liability for Federal, state, local or other taxes owed or owing by us;

    iii. any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

     iv. any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours, including any senior subordinated indebtedness and any subordinated obligations;

     v. any obligations with respect to any capital stock; or

     vi. any indebtedness incurred in violation of the Subordinated Indenture.

    There is no limitation on our ability to issue additional Senior Indebtedness. The Senior Debt Securities constitute Senior Indebtedness under the Subordinated Indenture. The Subordinated Debt Securities will rank equally with our other subordinated indebtedness.

    Under the Subordinated Indenture, no payment may be made on the Subordinated Debt Securities and no purchase, redemption or retirement of any Subordinated Debt Securities may be made in the event (i) any Senior Indebtedness is not paid when due or (ii) the maturity of any Senior Indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or such Senior Indebtedness has been paid in full. We may, however, pay the Subordinated Debt Securities without regard to the foregoing if the Subordinated Trustee and us receive written notice approving such payment from the Representatives of the holders of Senior Indebtedness with respect to which either of the events set forth above has occurred and is continuing. During the continuance of any default with respect to any Senior Indebtedness pursuant to which its maturity may be accelerated immediately without further notice or the expiration of any applicable grace periods, we may not pay the Subordinated Debt Securities for 179 days after the receipt by the Subordinated Trustee of written notice of such default from the Representatives of the holders of Senior Indebtedness. If the holders of Senior Indebtedness or the Representatives of such holders have not accelerated the maturity of such Senior Indebtedness at the end of the 179 day period, we may resume payments on the Subordinated Debt Securities. Not more than one such notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period. (Section 1503 of Subordinated Indenture)

    In the event that we pay or distribute our assets to creditors upon a total or partial liquidation, dissolution or reorganization of us or our property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of Subordinated Debt Securities are entitled to receive any payment. Until the Senior Indebtedness is paid in full, any payment or distribution to which holders of Subordinated Debt Securities would be entitled but for the subordination provisions of the Subordinated Indenture (other than distributions of stock and certain debt securities subordinated to the Senior Indebtedness) will be made to holders of the Senior Indebtedness as their interests may appear. (Section 1502 of Subordinated Indenture) If a distribution is made to holders of Subordinated Debt Securities that, due to the subordination provisions, should not have been made to them, such holders of Subordinated Debt Securities are required to hold it in trust for the holders of Senior Indebtedness, and pay it over to them as their interests may appear. (Section 1505 of Subordinated Indenture)

    If payment of the Subordinated Debt Securities is accelerated because of an Event of Default, either we or the Subordinated Trustee will promptly notify the holders of Senior Indebtedness or the Representatives of such holders of the acceleration. We may not pay the Subordinated Debt Securities until five Business Days after the holders or the Representatives of the Senior Indebtedness receive notice of such acceleration. Thereafter, we may pay the Subordinated Debt Securities only if the subordination provisions of the Subordinated Indenture otherwise permit payment at that time. (Section 1505 of Subordinated Indenture)

    As a result of the subordination provisions contained in the Subordinated Indenture, in the event of insolvency, our creditors who are holders of Senior Indebtedness may recover more, ratably, than the holders of Subordinated Debt Securities, and our creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Subordinated Indebtedness.

                       DESCRIPTION OF THE PREFERRED STOCK

    The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable prospectus supplement.

    The following summary of terms of our Preferred Stock is not complete. You should refer to the provisions of our Certificate of Incorporation and the certificate of amendment relating to each series of the Preferred Stock (the "Certificate of Amendment"), which will be filed with the SEC at or prior to the time of issuance of such series of the Preferred Stock.

    We are authorized to issue up to 150,000,000 shares of Preferred Stock, par value $.01 per share. As of September 30, 1998, 2,597,261 shares of Series A
7 1/2% Preferred Stock, liquidation preference $100 per share, were outstanding. Subject to limitations prescribed by law, the Board of Directors is authorized at any time to:

    - issue one or more series of Preferred Stock;

    - determine the designation for any series by number, letter or title that shall distinguish the series from any other series of Preferred Stock; and

    - determine the number of shares in any series.

    The Board of Directors is authorized to determine, for each series of Preferred Stock, and the prospectus supplement will set forth with respect to such series the following information:

     - whether dividends on that series of Preferred Stock will be cumulative, noncumulative, or partially cumulative;

     - the dividend rate (or method for determining the rate);

     - the liquidation preference per share of that series of Preferred Stock, if any;

     - any conversion provisions applicable to that series of Preferred Stock;

     - any redemption or sinking fund provisions applicable to that series of Preferred Stock;

     - the voting rights of that series of Preferred Stock, if any; and

     - the terms of any other preferences or rights, if any, applicable to that series of Preferred Stock.

DIVIDENDS

    Holders of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates as set forth in the prospectus supplement. Except as set forth below, no dividends will be declared or paid on any series of Preferred Stock unless full dividends for all series of Preferred Stock (including cumulative dividends still owing, if any) have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro-rata so that the amount of dividends declared per share on each series of Preferred Stock will in all cases bear to each other series the same ratio that (x) accrued dividends per share for each respective series of Preferred Stock bear to (y) aggregate accrued dividends for all outstanding shares of Preferred Stock. In addition, generally, unless all dividends on the Preferred Stock have been paid, no dividends will be declared or paid on the Capital Stock and generally we may not redeem or purchase any Capital Stock.

CONVERTIBILITY

    No series of Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

REDEMPTION AND SINKING FUND

    No series of Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

LIQUIDATION

    In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of Preferred Stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement plus an amount equal to accrued and unpaid dividends, if any, before any distribution to the holders of Capital Stock. If the amounts payable with respect to Preferred Stock are not paid in full, the holders of Preferred Stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets.

VOTING

    Except as indicated below or in the prospectus supplement, the holders of Preferred Stock will not be entitled to vote. If the equivalent of six quarterly dividends payable on any series of Preferred Stock is in default, the number of directors constituting our Board of Directors will be increased by two and the holders of such series of Preferred Stock, voting together as a class with all other series of Preferred Stock entitled to vote on such election of directors, will be entitled to elect those additional directors. In the event of such a default, the Board of Directors will call a special meeting for the holders of all affected series within 10 business days of the default for the purpose of electing the additional directors. Alternatively, the holders of record of a majority of the outstanding shares of all affected series who are entitled to participate in the election of directors may elect such additional directors by written consent. If all accumulated dividends on any series of Preferred Stock have been paid in full, the holders of shares of such series will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

    Unless otherwise specified in a prospectus supplement, the vote of the holders of a majority of the outstanding shares of each series of Preferred Stock voting together as a class, is required to authorize any amendment, alteration or repeal of the Restated Certificate of Incorporation or any Certificate of Amendment which would adversely affect the powers, preferences, or special rights of the Preferred Stock including authorizing any class of stock with superior dividend and liquidation preferences.

MISCELLANEOUS

    The holders of Preferred Stock will have no preemptive rights. The Preferred Stock, when issued, will be fully paid and nonassessable. Shares of Preferred Stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock while there is any arrearage on sinking fund installments except as may be set forth in a prospectus supplement. Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance. Payment of dividends on any series of Preferred Stock may be restricted by loan agreements, indentures and other transactions we may enter into.

NO OTHER RIGHTS

    The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, the Certificate of Incorporation or Certificate of Amendment or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent for each series of Preferred Stock will be described in the prospectus supplement.

                      DESCRIPTION OF THE DEPOSITARY SHARES

    We may, at our option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. If we do, we will issue to the public receipts for Depositary Shares and each of these Depositary Shares will represent a fraction (to be set forth in the prospectus supplement) of a share of a particular series of Preferred Stock. Each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in shares of Preferred Stock underlying that Depositary Share, to all rights and preferences of the Preferred Stock underlying that Depositary Share. Those rights include dividend, voting, redemption and liquidation rights.

    The shares of Preferred Stock underlying the Depositary Shares will be deposited with a bank or trust company selected by us (the "Depositary") under a Deposit Agreement (the "Deposit Agreement") between us, the Depositary and the holders of the Depositary Receipts (defined below). The Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares.

    The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Depositary Agreement ("Depositary Receipts"). Holders of Depositary Receipts agree to be bound by the Deposit Agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The summary of terms of the Depositary Shares contained in this prospectus is not complete. You should refer to the forms of the Deposit Agreement, our Certificate of Incorporation and the Certificate of Amendment for the applicable series of Preferred Stock that are, or will be, filed with the SEC.

DIVIDENDS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Preferred Stock underlying the Depositary Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by those holders on the relevant record date, which will be the same date as the record date for the Preferred Stock.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts that are entitled to receive the distribution, unless the Depositary determines that it is not feasible to make the distribution. If this occurs, the Depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

LIQUIDATION PREFERENCE

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each Depositary Share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of Preferred Stock, as set forth in the applicable prospectus supplement.

REDEMPTION

    If a series of Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of Preferred Stock held by the Depositary. Whenever we redeem any Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will mail the notice of redemption to the record holders of the Depositary Receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the Preferred Stock and the Depositary Shares.

VOTING

    Upon receipt of notice of any meeting at which the holders of Preferred Stock are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the Depositary Receipts underlying the Preferred Stock. Each record holder of those Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock underlying that holder's Depositary Shares. The Depositary will try, as far as practicable, to vote the Preferred Stock underlying the Depositary Shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will not vote the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

WITHDRAWAL OF PREFERRED STOCK

    Owners of Depositary Shares are entitled, upon surrender of Depositary Receipts at the principal office of the Depositary and payment of any unpaid amount due the Depositary, to receive the number of whole shares of Preferred Stock underlying the Depositary Shares. Partial shares of Preferred Stock will not be issued. Such holders of Preferred Stock will not be entitled to deposit the shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares for the Preferred Stock.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended at any time and from time to time by agreement between us and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares (other than any change in fees) will not be effective unless the amendment has been approved by at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by us or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with our dissolution and such distribution has been made to all the holders of Depositary Shares.

CHARGES OF DEPOSITARY

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares, any redemption of the Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if the charges are not paid.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Receipts all reports and communications we deliver to the Depositary that we are required to furnish to the holders of the Preferred Stock. In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the Depositary as the holder of Preferred Stock.

    Neither we nor the Depositary will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the Deposit Agreement. Our obligations and those of the Depositary will be limited to performance in good faith of our respective duties under the Deposit Agreement. Neither we nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. We and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the Depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of such appointment. The successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock underlying the Depositary Shares. Accordingly, such owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged, and (iii) the holding period for Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

                        DESCRIPTION OF THE CAPITAL STOCK

    As of the date of this prospectus, we are authorized to issue up to 1,875,000,000 shares of Capital Stock, $0.50 par value per share. As of September 30, 1998, 922,851,792 shares of Capital Stock were outstanding.

    DIVIDENDS. Holders of Capital Stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our Board of Directors (subject to the rights of the holders of the preferred stock).

    VOTING. Each holder of Capital Stock is entitled to one vote per share on all matters requiring a vote of the stockholders (subject to the provisions of our By-laws with respect to the closing of the transfer books and the fixing of a record date).

    RIGHTS UPON LIQUIDATION. In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of Capital Stock shall be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

    MISCELLANEOUS. Shares of Capital Stock are not redeemable and have no subscription, conversion or preemptive rights.

                          DESCRIPTION OF THE WARRANTS

    We may issue Warrants for the purchase of Debt Securities, Preferred Stock or Capital Stock. Warrants may be issued independently or together with Debt Securities, Preferred Stock or Capital Stock and may be attached to or separate from any offered Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between us and a bank or trust company, as warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as our agent in connection with the Warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. This summary of certain provisions of the Warrants is not complete. You should refer to the provisions of the Warrant Agreement that will be filed with the SEC in connection with the offering of Warrants for the complete terms of the Warrant Agreement.

DEBT WARRANTS

    The prospectus supplement relating to a particular issue of Warrants to issue Debt Securities ("Debt Warrants") will describe the terms of the Debt Warrants, including the following:

-  the title of the Debt Warrants;

-  the offering price for the Debt Warrants, if any;

-  the aggregate number of the Debt Warrants;

- the designation and terms of the Debt Securities purchasable upon exercise of the Debt Warrants;

- if applicable, the designation and terms of the Debt Securities that the Debt Warrants are issued with and the number of Debt Warrants issued with each Debt Security;

- if applicable, the date from and after which the Debt Warrants and any Debt Securities issued with them will be separately transferable;

- the principal amount of Debt Securities that may be purchased upon exercise of a Debt Warrant and the price at which the Debt Securities may be purchased upon exercise (which may be payable in cash, securities or other property);

- the dates on which the right to exercise the Debt Warrants will commence and expire;

- if applicable, the minimum or maximum amount of the Debt Warrants that may be exercised at any one time;

- whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form;

-  information with respect to book-entry procedures, if any;

- the currency or currency units in which the offering price, if any, and the exercise price are payable;

- if applicable, a discussion of material United States federal income tax considerations;

-  the antidilution provisions of the Debt Warrants, if any;

-  the redemption or call provisions, if any, applicable to the Debt Warrants;
    and

- any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of the Debt Warrants.

STOCK WARRANTS

    The prospectus supplement relating to a particular issue of Warrants to issue Capital Stock or Preferred Stock will describe the terms of the Warrants, including the following:

-  the title of the Warrants;

-  the offering price for the Warrants, if any;

-  the aggregate number of the Warrants;

- the designation and terms of the Capital Stock or Preferred Stock that may be purchased upon exercise of the Warrants;

- if applicable, the designation and terms of the Securities that the Warrants are issued with and the number of Warrants issued with each Security;

- if applicable, the date from and after which the Warrants and any Securities issued with the Warrants will be separately transferable;

- the number of shares of Capital Stock or Preferred Stock that may be purchased upon exercise of a Warrant and the price at which such shares may be purchased upon exercise;

- the dates on which the right to exercise the Warrants shall commence and expire;

- if applicable, the minimum or maximum amount of the Warrants that may be exercised at any one time;

- the currency or currency units in which the offering price, if any, and the exercise price are payable;

- if applicable, a discussion of material United States federal income tax considerations;

-  the antidilution provisions of the Warrants, if any;

-  the redemption or call provisions, if any, applicable to the Warrants; and

- any additional terms of the Warrants, including terms, procedures, and limitations relating to the exchange and exercise of the Warrants.

                              PLAN OF DISTRIBUTION

    We may sell the Securities (i) through underwriters, (ii) through agents or
(iii) directly to a limited number of institutional purchasers or to a single purchaser. The applicable prospectus supplement will set forth the terms of the offering of the Securities, including the following:

-  the name or names of any underwriters;

-  the purchase price and the proceeds we will receive from such sale;

- any underwriting discounts and other items constituting underwriters' compensation;

- any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

- any securities exchanges on which the Securities of such series may be listed.

    If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the Securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase Securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

    Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make relating to such liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

    Each series of Securities will be a new issue of securities with no established trading market. Any underwriter may make a market in such Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

                                 LEGAL OPINIONS

    The legality of the Securities will be passed upon by David S. Hershberg, our Vice President and Assistant General Counsel. Mr. Hershberg, together with members of his family, owns, has options to purchase and has other interests in shares of our common stock.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1997 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following statement sets forth the estimated amounts of expenses, other than underwriting discounts, to be borne by us in connection with the offering described in this Registration Statement:

Securities and Exchange Commission Registration Fee.............  $1,112,000
Trustee's Fees..................................................     50,000
Printing and Engraving Expenses.................................    120,000
Rating Agency Fees..............................................    150,000
Accounting Fees and Expenses....................................     50,000
Legal Fees and Expenses.........................................    170,000
Blue Sky Fees and Expenses......................................     50,000
Listing Fee.....................................................     50,000
Miscellaneous Expenses..........................................     20,000
                                                                  ---------
  Total Expenses................................................  $1,772,000
                                                                  ---------
                                                                  ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our By-Laws (Article VI, Section 6) provide the following:

    "The Corporation shall, to the fullest extent permitted by applicable law as in effect at any time, indemnify any person made, or threatened to be made, a party to an action or proceeding whether civil or criminal (including an action or proceeding by or in the right of the Corporation or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, for which any director or officer of the Corporation served in any capacity at the request of the Corporation), by reason of the fact that such person or such person's testator or intestate was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall be a contract right and shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be "permitted' within the meaning of the first sentence hereof if it is not expressly prohibited by applicable law as in effect at the time."

    Our Certificate of Incorporation (Article ELEVEN) provides the following:

    "Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation's directors to the Corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal."

    With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or

(ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases not opposed to such corporation's interest and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.

    In addition, we maintain directors' and officers' liability insurance policies.

ITEM 16. EXHIBITS.

(1)(a)     Proposed Form of Underwriting Agreement.*
(1)(b)     Proposed Form of Agency Agreement.*
(3)(a)     By-laws********
(4)(a)     Certificate of Incorporation.***
(4)(b)     Indenture dated as of October 1, 1993, between us and The Chase Manhattan Bank
           (National Association) as Trustee.**
(4)(c)     First Supplemental Indenture dated as of December 15, 1995, to Indenture dated as of October 1, 1993, between us and The Chase Manhattan Bank (National
           Association).******
(4)(d)     Form of Subordinated Indenture.******
(4)(h)     Form of Temporary Global Fixed Rate Bearer Medium-Term Note.**
(4)(i)     Form of Definitive Global Fixed Rate Bearer Medium-Term Note.**
(4)(j)     Form of Definitive Fixed Rate Bearer Medium-Term Note.**
(4)(k)     Form of Fixed Rate Debt Security with Optional Redemption.**
(4)(l)     Form of Fixed Rate Debt Security with Optional Redemption and Sinking Fund.**
(4)(m)     Form of Extendible Debt Security with Optional Redemption.**
(4)(n)     Form of Zero Coupon Debt Security with Optional Redemption.**
(4)(o)     Form of Original Issue Discount Debt Security with Optional Redemption.**
(4)(p)     Form of Certificate of Amendment.****
(4)(q)     Form of Preferred Stock Certificate.****
(4)(r)     Form of Deposit Agreement.****
(4)(s)     Form of Depositary Receipt (included as Exhibit A to the Form of Deposit
           Agreement).****
(4)(t)     Form of Warrant Agreement.*****
(4)(u)     Form of Warrant Certificate.*****
(4)(aa)    Form of Floating Rate Non-Redeemable Medium Term Note*******
(4)(bb)    Form of Floating Rate Redeemable Medium Term Note*******
(4)(cc)    Form of Fixed Rate Redeemable Medium Term Note*******
(4)(dd)    Form of Floating Rate Non-Redeemable Medium Term Note*******
(4)(ee)    Form of Fixed Rate Redeemable Medium Term Note*******
(5)        Opinion of David S. Hershberg, Esq.*
(12)       Computation of Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed
           Charges and Preferred Stock Dividends.********
(23)(a)    Consent of Independent Accountants.*
(23)(b)    Consent of Counsel (included in Exhibit 5).*
(24)(a)    Powers of Attorney.*
(24)(b)    Certified copy of a resolution adopted by our Board of Directors authorizing execution of the registration statement by power of attorney.*
(25)(a)    Statement of Eligibility and Qualification on Form T-1 of The Chase Manhattan
           Bank (National Association) to act as Trustee under the Senior Indenture dated
           October 1, 1993.*

(25)(b)    Statement of Eligibility and Qualification on Form T-1 of the Subordinated
           Trustee to act as Trustee under the Subordinated Indenture.*****

------------------------

*Filed electronically with this Registration Statement.

**Incorporated by reference to our Registration Statement on Form S-3 (Registration No. 33-50537).

***Incorporated by reference to Exhibit 3(i) of our Form 8-K dated May 7, 1997.

****Incorporated by reference to our Registration Statement on Form S-3 (Registration No. 33-49475).

*****To be filed as an Exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

******Incorporated by reference to our Registration Statement on Form S-3 (Registration No. 33-65119).

*******Incorporated by reference to our Current Report on Form 8-K dated March 8, 1996.

********Incorporated by reference to exhibit 3 of our Form 10-Q for the fiscal quarter ended September 30, 1998.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K) (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 13th day of January, 1999.

                                INTERNATIONAL BUSINESS MACHINES CORPORATION

                                By:                      *
                                     -----------------------------------------
                                               Louis V. Gerstner, Jr.
                                         CHAIRMAN OF THE BOARD OF DIRECTORS
                                            AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------


                                Chairman of the Board and
              *                   Chief Executive Officer
------------------------------    (Principal                 January 13, 1999
    Louis V. Gerstner, Jr.        Executive Officer)

                                Senior Vice President
              *                   and Chief Financial
------------------------------    Officer                    January 13, 1999
       Douglas L. Maine           (Principal Financial
                                  Officer)

                                Vice President and
              *                   Controller
------------------------------    (Principal Accounting      January 13, 1999
       Mark Loughridge            Officer)

              *
------------------------------  Director                     January 13, 1999
        Cathleen Black

              *
------------------------------  Director                     January 13, 1999
     Kenneth I. Chenault

              *
------------------------------  Director                     January 13, 1999
      Nannerl O. Keohane

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director                     January 13, 1999
      Charles F. Knight

              *
------------------------------  Director                     January 13, 1999
       Minoru Makihara

              *
------------------------------  Director                     January 13, 1999
        Lucio A. Noto

              *
------------------------------  Director                     January 13, 1999
      John B. Slaughter

              *
------------------------------  Director                     January 13, 1999
         Alex Trotman

              *
------------------------------  Director                     January 13, 1999
    Lodewijk C. van Wachem

              *
------------------------------  Director                     January 13, 1999
       Charles M. Vest

*By:     /s/ ANDREW BONZANI
      -------------------------
           Andrew Bonzani
          ATTORNEY-IN-FACT